CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Equity Funds (Invesco Equity Funds) of our reports dated December 21, 2017, relating to the financial statements and financial highlights, which appear in Invesco Charter Fund’s, Invesco Summit Fund’s and Invesco Diversified Dividend Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2017. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

February 23, 2018